Exhibit (d)(1)(f)

ADDENDUM TO ADVISORY AGREEMENT

     The Advisory Agreement made the 13th day of June, 2001 between PACIFIC FUNDS (the “Trust”), a Delaware statutory trust, and PACIFIC LIFE INSURANCE COMPANY (the “Adviser”), a corporation organized under the laws of California, as amended to date (the “Agreement”) is hereby amended by the addition of the provisions set forth in this Agreement (the “Addendum”), which is made this 5th day of June 2005.

WITNESSETH:

     WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets;

     WHEREAS, the Trust liquidated the PF INVESCO Health Sciences and PF INVESCO Technology Funds on December 31, 2004 and the PF Putnam Equity Income Fund on March 30, 2005;

     WHEREAS, the Trust currently consists of nineteen series designated as the PF Portfolio Optimization Model A, PF Portfolio Optimization Model B, PF Portfolio Optimization Model C, PF Portfolio Optimization Model D, PF Portfolio Optimization Model E, PF AIM Blue Chip Fund, PF AIM Aggressive Growth Fund, PF Goldman Sachs Short Duration Bond Fund, PF Janus Growth LT Fund, PF Lazard Mid-Cap Value Fund, PF Lazard International Value Fund, PF MFS International Large-Cap Fund, PF PIMCO Managed Bond Fund, PF PIMCO Inflation Managed Fund, PF Pacific Life Money Market Fund, PF Salomon Brothers Large-Cap Value Fund, PF Van Kampen Comstock Fund, PF Van Kampen Mid-Cap Growth Fund, and PF Van Kampen Real Estate Fund;

     WHEREAS, the Trust intends to establish, effective October 1, 2005, two additional series to be designated as the PF Oppenheimer Main Street Core Fund and PF Oppenheimer Emerging Markets Fund, respectively, (together, the “New Funds”);

     WHEREAS, the Trust intends to change the name, effective October 1, 2005, of the PF AIM Aggressive Growth Fund to the PF Fasciano Small Equity Fund; and

     WHEREAS, the Trust desires to appoint the Adviser as investment adviser to each of the New Funds;

     NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Addendum, it is agreed between the parties hereto as follows:

1.	In addition to its responsibilities as specified in the Agreement, the Trust hereby appoints the Adviser to act as investment adviser with respect to each of the New

Funds, which in addition to all other series previously established, shall each be deemed one of the series under the Agreement.

2.	Schedule A, governing applicable compensation under Section 9(a) of the Agreement, is hereby replaced with Schedule A attached hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their officers designated below on the date written above.

PACIFIC FUNDS

By:	/s/ GLENN S. SCHAFER

Name: Glenn S. Schafer

Title: President

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ GLENN S. SCHAFER

Name: Glenn S. Schafer

Title: President

By:	/s/ AUDREY L. MILFS

Name: Audrey L. Milfs

Title: Secretary

Appendix A

Fund	Annual Investment Advisory Fee
(as a percentage of average daily net assets)
PF Portfolio Optimization Model A	0.00%

PF Portfolio Optimization Model B	0.00%

PF Portfolio Optimization Model C	0.00%

PF Portfolio Optimization Model D	0.00%

PF Portfolio Optimization Model E	0.00%

PF AIM Blue Chip Fund	0.95%

PF Goldman Sachs Short Duration Bond Fund	0.60%

PF Janus Growth LT Fund	0.75%

PF Lazard Mid-Cap Value Fund	0.85%

PF Lazard International Value Fund	0.85%

PF MFS International Large-Cap Fund	1.05%

PF Fasciano Small Equity Fund	1.00%

PF Oppenheimer Main Street Core Fund	0.65%

PF Oppenheimer Emerging Markets Fund	1.00%

PF PIMCO Managed Bond Fund	0.60%

PF PIMCO Inflation Managed Fund	0.60%

PF Pacific Life Money Market Fund	0.40% of the first $250 million

0.35% of the next $250 million

0.30% on excess

PF Salomon Brothers Large-Cap Value Fund	0.85%

PF Van Kampen Comstock Fund	0.95%

PF Van Kampen Mid-Cap Growth Fund	0.90%

PF Van Kampen Real Estate Fund	0.90%

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